Exhibit 10.41

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) shall be effective on the 1st day of January, 2004 (the “Effective Date”), by and between U.S. Home Systems, Inc. (“USHS”), a Delaware corporation, and U.S. Remodelers, Inc. (“U.S. Remodelers”), a Delaware corporation (collectively, USHS and U.S. Remodelers shall be referred to as the “Company”), and Murray H. Gross (the “Executive”).

W I T N E S E T H:

WHEREAS, Executive is employed as President and Chief Executive Officer of USHS and as an executive officer of U.S. Remodelers and serves as a director of U.S. Remodelers; and

WHEREAS, the Company and the Executive wish to document certain terms to which they have previously agreed regarding the continued employment of Executive in such capacity;

NOW, THEREFORE, the Company and the Executive represent, warrant, covenant, and agree as follows:

1. Employment and Duties. Executive is employed by USHS in the capacity of President and Chief Executive Officer and as an executive officer of U.S. Remodelers and serves as a director of U.S. Remodelers. The Executive agrees that during the term of this Agreement he will devote substantially all of his business time, ability, and attention exclusively to the business and interest of the Company and will execute his duties loyally and solely for the benefit of the Company. The Executive agrees that he will perform for USHS all of the functions generally considered to be the duties of a President and Chief Executive Officer, which include but are not limited to: implementing objectives established by the Board of Directors of USHS; and such other reasonable duties, functions, responsibilities, and authority in connection with the foregoing as are consistent with his position as President and Chief Executive Officer of USHS and as are from time to time delegated to the Executive by the Board of Directors of USHS. Executive shall also perform such reasonable duties and functions as an executive officer and director of U.S. Remodelers as are from time to time delegated to the Executive by the Board of Directors of U.S. Remodelers. Pursuant to his duties hereunder, Executive will create and promote the Company’s goodwill among its customers, lenders, employees, suppliers, and other parties with whom it has business relationships.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect through December 31, 2006 (the “Initial Term”), provided that, if neither party has given written notice (the “Non-Renewal Notice”) on or before November 30, 2006 (or November 30 of any succeeding year during any Renewal Term), the term of this Agreement shall renew for an additional one-year term (a “Renewal Term”).

3. Compensation. In consideration of all of the services to be rendered by the Executive to the Company hereunder, the Company hereby agrees to pay the Executive, and the Executive hereby agrees to accept from the Company, the following compensation:

(a) Annual Salary. As of the inception of this Agreement, the Executive’s salary is $310,000.00 annually which will continue during the Term of this Agreement and which will be payable in equal bi-weekly installments (“Annual Salary”). The Annual Salary may not be reduced during the Term and may be increased at the beginning of each fiscal year of the Company on an annual basis at the discretion of the Compensation Committee or, if there is no Compensation Committee, at the discretion of the Board of Directors.

(b) Bonus. Executive shall participate in and receive bonuses under any management bonus program established by the Board of Directors or Compensation Committee, including, but not limited to, the U.S. Home Systems, Inc. And Subsidiaries Executive Cash Bonus Plan (hereafter, the “USHS Cash Bonus Plan”), as well as such other bonuses during the Term of this Agreement that may be awarded at the discretion of the Compensation Committee or, if there is no Compensation Committee, at the discretion of the Board of Directors.

(c) Vacation. During the Term of this Agreement, the Executive will be entitled to no less than four weeks of paid vacation pursuant to the Company’s vacation policy.

(d) Health and Disability Insurance.

(i) General. During the Term of this Agreement, the Company, at its sole expense, will provide the Executive and his family with a health insurance plan and disability insurance coverage. Executive shall also be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company.

(ii) Physical Examination. During the Term of this Agreement, the Company shall provide, at its expense (unless otherwise covered under the terms of the Company’s health plans), an annual physical examination with a physician chosen by Executive.

(iii) Disability Payments. Executive’s eligibility for compensation from the Company based on disability is governed by subsections 6(f) and 7(e) of this Agreement.

(e) Expenses. During the Term of this Agreement, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in connection with the fulfillment of his duties herein; provided the Executive has complied with all policies and procedures relating to the reimbursement of such expenses as may from time to time be established by the Company including, but not limited to, the providing of all supporting backup to such expenses as is required by the Internal Revenue Service.

(f) Stock Options. The Executive shall receive stock options from time to time as may be determined by the Board of Directors or Compensation Committee, as the case may be. The terms of the stock option agreement covering the stock options shall contain provisions determined at the discretion of the Compensation Committee or, if there is no

Compensation Committee, at the discretion of the Board of Directors, and shall provide that such options shall be fully vested on a Change in Control (as defined herein).

(g) Life Insurance. During the term of this Agreement and, if applicable, the Disability Payment Period described in subsection 7(e), the Company shall pay the insurance premiums for life insurance policy no. MH0033658 issued by American General/Old Line Life Insurance Company, which provides for a payment of $1,250,000 to the heirs of Executive in the event of Executive’s death.

4. Nondisclosure Agreement. Upon the Effective Date, the Company will disclose to the Executive Confidential Information and the Executive acknowledges that during his term of employment with the Company, he shall have access to and become familiar with Confidential Information that is owned by the Company and its affiliates and that is regularly used in the operation of the business of the Company, and its affiliates. For purposes of this Agreement, “Confidential Information” means all information, research, computer software, or programs and related documentation, practices, technical plans, customer lists, supplier agreements, loan servicing agreements, loan purchasing and re-sale agreements and programs, pricing techniques, marketing plans, development plans, feasibility studies, acquisition programs, financial information or all other compilations of information related to the business of and owned by Company, and that has not been disclosed by the Company to the general public or that does not exist in the public market. The Executive shall not use or disclose any of the Confidential Information, directly or indirectly, either during the term of his employment or at any time thereafter, except as required in the course of his employment. The Executive shall promptly deliver to the Company upon termination of his employment all files, records, documents, information, data, and similar items and documentation relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession. The obligations of this Section 4 and Section 5 are continuous and shall survive the termination of the Executive’s employment with the Company. Nothing herein is intended to prevent lawful and truthful disclosure by Executive to agents of the United States government and its agencies or to members of Congress. In addition, and without limiting the generality of the foregoing, the Company and the Executive shall each be authorized to disclose to agents of the United States government and its agencies the federal income tax treatment and the federal income tax structure (each as defined in Treas. Reg. Sec. 1.6011-4) of any transaction between them.

5. NonCompetition Agreement. In order to protect the Company’s goodwill, Confidential Information, which the Company agrees to disclose to Executive upon the Effective Date, and other legitimate business interests, the Executive agrees that:

(a) During the “NonCompetition Period” (as herein so defined), Executive shall not, directly or indirectly, acquire, invest in, or otherwise engage (whether as an employee in a managerial, sales, executive or supervisory capacity or other position of substantial responsibility, director, officer, member, manager, or as a consultant) in the Business (as hereafter defined) in the Restricted Area (as hereafter defined), provided however that the Executive may invest in up to five percent (5%) of any outstanding class of equity securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended. For purposes of this Agreement, the terms (i) “Business” shall be defined as the business of marketing, sale, installation and manufacturing of pre-fabricated modular deck home remodeling projects including the pressure-chemical treatment of lumber which is ultimately utilized in deck home remodeling projects, and the marketing, design, sales, manufacturing and installation of kitchen cabinet refacing and countertop products utilized in kitchen and bathroom remodeling and refacing and any other home improvement services similar to that provided by the Company or its affiliates and the financing of any such services and (ii) “Restricted Area” shall mean the State of Texas or any State where the Company has made, bought, serviced, or sold home improvement products and services within a twelve month period preceding the termination of Executive’s employment;

(b) During the NonCompetition Period, Executive shall not directly or indirectly, whether as an employee in a managerial, sales, executive or supervisory capacity or other position of substantial responsibility, director, officer, member, manager, or as a consultant, (i) solicit, or attempt to solicit or accept business that is competitive with such business being conducted by the Company, or its affiliates in the Restricted Area; or (ii) engage, hire, employ, or solicit in any manner whatsoever the employment of an employee of the Company; or (iii) interfere in any business relationship or contract between the Company and its affiliates and its customers, suppliers, lenders, or financial institutions.

(c) During the NonCompetition Period, the Executive shall not knowingly seek or accept, directly or indirectly, personal gain from (i) anyone soliciting business with the Company or its affiliates, (ii) any person or firm doing business with the Company or its affiliates, or (iii) any person or firm in business competition with the Company or its affiliates. The preceding sentence shall not apply to any gifts, meals, and entertainment of a nominal value if the Executive’s objective is to enhance the business and goodwill of the Company.

(d) The “NonCompetition Period” shall be the Term of this Agreement and such additional periods as set forth in this subsection.

(i) If the Company terminates this Agreement for “Just Cause” pursuant to subsection 6(a) or the Executive terminates this Agreement without “Good Reason” pursuant to subsection 6(b), then the NonCompetition Period shall continue until the two year anniversary date of the termination of this Agreement.

(ii) If the Company terminates this Agreement without “Just Cause” pursuant to subsection 6(c) or the Executive resigns from his employment for “Good Reason” pursuant to subsection 6(d), then the NonCompetition Period shall continue for a period of six months following the date of Executive’s termination or resignation.

(iii) If this Agreement is terminated by reason of disability pursuant to subsection 6(f), then the NonCompetition Period shall continue until the two year anniversary date of the termination of this Agreement.

(iv) If this Agreement is terminated by reason of conversion pursuant to subsection 6(g), then the NonCompetition Period shall be governed by the Consulting Agreement.

(v) If this Agreement is terminated by reason of expiration of the Initial Term (or any Renewal Term) pursuant to subsection 6(h), then the NonCompetition

Period shall continue (x) for a period of six months following the expiration of the Initial or Renewal Term then in effect if the Company provides the Non-Renewal Notice; or (y) for a period of two years following the expiration of the Initial or Renewal Term if Executive provides the Non-Renewal Notice.

(e) Due to the irreparable and continuing nature of the injury which would result from a breach of any of the covenants contained in Section 4 or Section 5, Executive agrees that the Company or its affiliates may, in addition to any remedy which the Company or its affiliates may have at law or in equity, apply to any court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of this covenant and to otherwise specifically enforce the provisions of this covenant.

(f) The Executive recognizes that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company and that if any such territorial or time limitation is found to be unreasonable by a court of competent jurisdiction, the Executive agrees and submits to the reduction of either said territorial or time limitation to such an area or period as appears reasonable to such court. Provided however, if the Company shall successfully enforce its injunctive rights hereunder in a court of competent jurisdiction, the terms of this covenant shall be extended by the period of time, if any, that the Executive was not restrained or enjoined from competing with the Company during the pendency of the court proceedings.

(g) The existence of any potential or alleged claim or cause of action of the Executive against the Company, or its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party of the covenants contained in this Agreement. An alleged or actual breach of the Agreement by the Company or its affiliates will not be a defense to enforcement of the provisions of this Section 5 or other obligations of Executive to any such party.

(h) The Executive’s covenants in Section 4 and this Section 5 shall terminate and be of no further effect if the Company ceases to conduct the Business, dissolves, or becomes subject to a petition in bankruptcy.

6. Termination of Agreement. This Agreement (other than the provisions as applicable of Sections 4, 5 and 21, which shall survive such termination) may be terminated as provided herein:

(a) Termination by the Company for “Just Cause”. For purposes hereof, the Company shall have “Just Cause” to terminate the Executive’s employment hereunder in any of the following events:

(i) the commission by Executive of any act of fraud, embezzlement or misappropriation materially prejudicial to the Company’s best interest;

(ii) a final conviction of Executive, after all available appeals have been exhausted, for a felony, which in the reasonable judgment of the Board of Directors materially affects Executive’s ability to perform his duties pursuant to this Agreement; or

(iii) any material breach by the Executive of any of the terms of, or the failure to perform any material covenant or agreement contained in this Agreement, which is not cured after thirty (30) days written notice to the Executive; or

(iv) the failure or refusal of Executive to devote substantially all of his business time, ability, attention, efforts, and energy to the Company during regular business hours; or

(v) the failure of Executive to materially comply with the Company policy concerning harassment and discrimination in the workplace.

(b) Resignation Without Good Reason. The Executive may resign from his employment with the Company at anytime. However, for purposes of this Agreement, a resignation by Executive shall be for “Good Reason” only upon the occurrence of one or more of the events described in subsection 6(d).

(c) Termination by the Company without “Just Cause”. For purposes hereof, if the Company terminates this Agreement for any reason other than those listed in subsection 6(a), then such termination shall be without “Just Cause.”

(d) Resignation for Good Reason. The Executive’s employment shall be deemed to have been terminated other than for Just Cause and for “Good Reason” (as herein so used), if Executive tenders his resignation within:

(i) thirty (30) days of the occurrence of any material breach by the Company of any of the terms of, or the failure to perform any covenant or agreement contained in this Agreement;

(ii) thirty (30) days of the occurrence of any substantial reduction in title, position, responsibilities, or duties of the Executive;

(iii) thirty (30) days of the occurrence of any reduction in the Annual Salary; or

(iv) thirty (30) days of the occurrence of any assignment of Executive, without his consent, to a position of employment outside the northern half of the State of Texas; or

(v) six months if there is a Change in Control of the Company as defined in section 8 below; or

(vi) thirty (30) days of the occurrence of delivery by the Company to Executive of the Non-Renewal Notice; or

(vii) delivery by the Company to Executive written notice of the Company’s approval for Executive to tender his resignation with Good Reason.

(e) Termination on Death. In the event of Executive’s death, this Agreement will be deemed to have terminated on the date of his death.

(f) Termination on Disability. If the Executive becomes “disabled” (as defined in this subsection 6(f)), then the Company or Executive (or the Executive’s legally designated representative) may terminate this Agreement by written notice to the other. For purposes of this Agreement, Executive shall be “disabled” if he is unable to perform the essential functions of his position, as described herein, with or without reasonable accommodation, due to injury, illness, or other impairment (physical or mental), for one (1) consecutive period of ninety (90) days.

(g) Termination by Conversion. Upon attaining the age of 68, but prior to September 1, 2009, and (y) provided that there has been no Change in Control and (z) provided further that neither party has given written notice to terminate Executive’s employment under this Agreement or to not renew this Agreement in accordance with Section 2, Executive, at his sole discretion, may resign from his employment with the Company and convert this Agreement to the consulting agreement attached hereto as Attachment 1 (the “Consulting Agreement”) by executing the Consulting Agreement and delivering an executed copy of the Consulting Agreement to the Company within 30 days of the date of Executive’s resignation.

(h) Expiration of Agreement. If either party gives notice that it does not wish to renew this Agreement during the Initial Term (or any Renewal Term thereafter), Executive’s employment under this Agreement shall end on December 31, 2006 (or December 31 of any succeeding Renewal Term), unless the Agreement is terminated earlier in accordance with another provision of section 6.

(i) Written Notice. Any termination of this Agreement shall be by written notice from the party initiating the termination to the other party.

7. Severance. Upon the termination of this Agreement, the Company agrees to make severance payments as follows:

(a) Termination by the Company for “Just Cause.” If the Company terminates this Agreement for “Just Cause” pursuant to subsection 6(a), then the Executive shall not be entitled to any severance pay. However, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(b) Resignation by Executive Without Good Reason. If Executive terminates this Agreement without “Good Reason” pursuant to subsection 6(b), then the Executive shall not be entitled to any severance pay. However, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(c) Termination by the Company without “Just Cause” or Resignation by Executive for Good Reason. If the Company terminates this Agreement without “Just Cause” pursuant to subsection 6(c), or if Executive resigns for “Good Reason” pursuant to subsection 6(d), then the Company will pay Executive a lump sum payment (the “Severance

Payment”) in cash equal to the greater of (x) the remainder of the Initial Term or Renewal Term then in effect or (y) one year’s Base Salary at the then current rate in effect immediately prior to the termination. The Company shall make the Severance Payment within 15 calendar days of the termination or resignation. Additionally, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(d) Termination on Death. If this Agreement terminates pursuant to the death of Executive under subsection 6(e), then the Company shall pay to Executive’s wife, if she has not predeceased him and if she is married to Executive on the date of his death, a lump sum payment (the “Widow Payment”) in cash equal to one year of Executive’s salary at the then current rate in effect at the time of Executive’s death. If Executive is not married at the time of his death or if Executive’s wife has predeceased Executive, the Company shall not be obligated to make any payment to Executive’s estate. If the Company elects to purchase life insurance for Executive to fund, in whole or in part, its obligation under this subsection 7(d) (and, by way of clarification, beyond the life insurance referenced in subsection 3(g)), Executive agrees to designate his wife as the primary beneficiary of such insurance while he is married, and any payment of the Widow Payment by the Company will be less the sum of any life insurance benefit purchased by the Company payable to Executive’s beneficiaries upon his death (but such subtraction shall not include the life insurance referenced in subsection 3(g)). Additionally, in the event of Executive’s death, the Company shall pay to Executive’s wife, or his estate if she has predeceased him or is not married to him on the date of his death, Executive’s accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(e) Termination on Disability. If the Company, the Executive or the Executive’s legally designated representative terminates this Agreement by reason of disability pursuant to subsection 6(f), then the Company shall pay to Executive the difference between (i) Executive’s annual salary at the then current rate in effect on the first day of the consecutive period of ninety (90) days of Executive’s disability described in subsection 6(f), calculated on a monthly basis, and (ii) any disability compensation received by Executive (the “Disability Payments”), calculated on a monthly basis. The Company’s obligation to make the Disability Payments described herein shall commence on the date this Agreement is terminated by reason of disability pursuant to subsection 6(f) and shall end at the later of the (x) expiration of the Initial Term; or (y) one year after such payments commence (the “Disability Payment Period”).

(f) Death While on Disability. If this Agreement is terminated by reason of disability pursuant to subsection 6(f) and Executive dies during the Disability Payment Period, the Company shall make the Widow Payment described in subsection 7(d) in lieu of making additional Disability Payments, provided that Executive’s wife has not predeceased him and she is married to Executive on the date of his death. If Executive is not married at the time of his death or if Executive’s wife has predeceased Executive, then the Company shall not be obligated to make the Widow Payment. Upon death, the Company shall not be obliged to make any additional Disability Payments other than Disability Payment payments that have accrued but remain unpaid at the time of Executive’s death.

(g) Termination by Conversion. If this Agreement is terminated by reason of conversion pursuant to subsection 6(g), then the Company shall not be obligated to make any severance payments to Executive. In such circumstances, the compensation to be paid to Executive by the Company shall be governed by the Consulting Agreement.

(h) Termination by Expiration of Term. If this Agreement is terminated by Executive’s election not to renew this Agreement pursuant to Section 2 and subsection 6(h), then the Executive shall not be entitled to any severance pay. However, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder. If Executive elects to not renew this Agreement, the Company, at its option, may terminate Executive’s employment and pay Executive his base salary then in effect for the remainder of the Initial Term or any Renewal Term then in effect.

8. Change in Control. A Change In Control will be deemed to have occurred for purposes hereof, upon any one of the following events: (a) any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company (including its subsidiaries, directors, and executive officers) has become the beneficial owner, within the meaning of Rule l3d-3 under the Exchange Act, of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Common Stock or equivalent in voting power of any class or classes of the Company’s outstanding securities ordinarily entitled to vote in elections of directors (“voting securities”); or (b) shares representing fifty percent (50%) or more of the combined voting power of the Company’s voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by the Company or its subsidiaries or affiliates); or (c) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets, or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or of any successor to the Company; or (d) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Company, other than (i) any party to such merger or consolidation, or (ii) any affiliates of any such party; or (e) the Company transfers more than fifty percent (50%) of its assets, or the last of a series of transfers results in the transfer of more than fifty percent (50%) of the assets of the Company, to another entity that is not wholly-owned by the Company or (vi) the Board, approves a resolution that for purposes of this Agreement a Change In Control has occurred. For purposes of Subsection (e), the determination of what constitutes fifty percent (50%) of the assets of the Company shall be made by the Board, as constituted immediately prior to the events that would constitute a Change In Control if fifty percent (50%) of the Company’s assets were transferred in connection with such events, in its sole discretion.

9. Gross-Up Provision. If any payment, option right, or benefit to Executive pursuant to the terms of this Agreement or otherwise in connection with Executive’s employment with Company on a Change in Control pursuant to Section 8 herein (the “Parachute Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Executive with respect to such excise tax (collectively, the “Excise Tax”), then Executive will be entitled to receive an additional payment (a “Gross-Up Payment) in an amount such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive’s failure to file a timely tax return or failure to pay taxes shown to be due on Executive’s return), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Parachute Payments.

10. Notices. Any parties’ address for notice may be changed by written notice delivered to the other party in accordance with this section. Any notice by certified mail shall be deemed delivered upon actual receipt. Any notice or communication required or permitted hereunder shall be in writing and personally delivered or mailed by certified mail, return receipt requested, or delivered by an overnight express courier, addressed to the Company or the Executive, as the case may be, at the addresses set forth below:

If to the Company:	U.S. Home Systems, Inc. 750 State Highway121 Bypass, Suite 170 Lewisville, Texas 75067 Attn: Chairman of the Board of Directors

If to the Executive:	Murray H. Gross, President 127 Natches Trace Coppell, Texas 75019 mgross@ushomesystems.com

11. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment, or rescission of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto.

12. Texas Law to Apply. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder to be performed in Dallas County, Texas.

13. Other Instruments. The parties hereto covenant and agree that they will execute such other instruments and documents as are or may become necessary or convenient to effectuate and carry out this Agreement.

14. Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matters to be considered in construing the terms of this Agreement.

15. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

16. Severability. If any one or more of the provisions contained in this Agreement for any reason are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

17. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original.

18. Construction. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

19. Cost of Enforcement. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

20. Waiver of Breach. Failure of any party to protest a breach by any other party or waiver by any party of a breach shall not operate as or be construed as a waiver of rights or remedies as to that breach and a waiver by any party of a breach shall not operate as or be construed as a waiver of rights or remedies as to any subsequent breach by any other party.

21. Arbitration. In the event of a dispute as to the application of any of the provisions of this Agreement, the parties hereby agree that the matter or dispute shall be submitted to arbitration according to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted in Dallas County Texas. The matter shall be decided by a single arbitrator selected according to such Rules of the AAA. The cost of arbitration shall be borne as the arbitrator shall determine on Final Award. Each party shall bear its own respective attorney’s fees during the arbitration, but the arbitrator may award all or part of the reasonable attorney’s fees incurred to the prevailing party. The results of the arbitration shall be binding upon both sides and no appeal shall be available therefrom. Notwithstanding this section, either party may seek a temporary restraining order and a temporary injunction (i) with regard to the enforcement of the provisions of Sections 4 and 5 prior to or during the pendency of any such arbitration; or (ii) to maintain the status quo pending the referral of any dispute to arbitration and the appointment of the arbitrator.

22. Receipt of Copy. The Executive, by his signature below, acknowledges receipt of a full and complete copy of this Agreement.

23. Assistance of Counsel. Executive acknowledges and agrees that he has had the benefit of counsel in connection with the negotiation and execution of this Agreement.

24. Affiliate. As used herein, an “affiliate” of any party means any person, corporation, partnership or other entity controlling, controlled by or under common control with such party.

U.S. HOME SYSTEMS, INC.

By:	/s/ Donald A. Buchholz

Donald A. Buchholz, Member of the Board of Directors and Chairman of the Compensation Committee

U.S. REMODELERS, INC.

By:	/s/ Peter T. Bulger

Peter T. Bulger, President

EXECUTIVE

/s/ Murray H. Gross

Murray H. Gross

ATTACHMENT 1

TO

EMPLOYMENT AGREEMENT

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Consulting Agreement”), by and between U.S. Home Systems, Inc., a Delaware corporation, and U.S. Remodelers, Inc., a Delaware corporation (collectively, the “Company”), and Murray H. Gross (the “Consultant” or “Executive”), shall be effective on the day an executed copy of the Consulting Agreement is delivered to the Company (the “Effective Date”), provided Consultant has complied with the terms and conditions of Section 6(g) of the employment agreement dated January 1, 2004, by and between Consultant and the Company (the “Employment Agreement”), to which this Consulting Agreement is attached as Attachment 1.

RECITALS:

A. Consultant was formerly employed by the Company (or one of its subsidiaries or affiliates) as an executive officer.

B. Consultant and the Company previously entered into the Employment Agreement, under which Consultant had been identified as “Executive,” and Section 6(g) of which gives Consultant sole discretion to convert the Employment Agreement to this Consulting Agreement as provided therein.

NOW, THEREFORE, for and in consideration of the mutual promises contained in this Consulting Agreement and Employment Agreement, and on the terms and subject to the conditions set forth in this Consulting Agreement, the parties agree as follows:

1. Duties. The Company retains Consultant to provide, and Consultant agrees to render, such consulting and advisory services as may be requested from time to time by the Company’s Board of Directors. Consultant agrees to devote his attention, skills and best efforts to the performance of his duties under this Consulting Agreement. Consultant shall not be obligated, however, to devote more than 30 hours per month to the discharge of his responsibilities under this Consulting Agreement. Consultant shall be an independent contractor, not an employee of the Company, during the term of this Consulting Agreement.

2. Term. The term for providing consulting services under this Consulting Agreement commences on the Effective Date and continues for a period of two years, unless earlier terminated pursuant to Section 5 (the “Term”). Consultant shall have no right to extend the Term of the Consultant Agreement or renew the Term of the Consultant Agreement upon its expiration.

3. Compensation. In consideration for the services provided by Consultant, the Company shall pay to Consultant during the Term of this Consulting Agreement compensation at a rate equal to 70% of Consultant’s annual salary on the day of Consultant’s resignation from the Company, exclusive of bonuses, which payments shall be made monthly in advance. During the term of this Consulting Agreement and, if applicable, the Disability Payment Period described in Subsection 6(e), the Company shall pay the insurance premiums for life insurance policy no.

MH0033658 issued by American General/Old Line Life Insurance Company (the “American General Life Insurance Policy”), which provides for a payment of $1,250,000 to the heirs of Consultant in the event of Consultant’s death. During the term of this Consulting Agreement and, if applicable, the Disability Payment Period described in Subsection 6(e), the Company shall provide the Consultant and his family with a health insurance plan on terms substantially equivalent to that provided to senior executives of the Company.

4. Expenses. The parties anticipate that Consultant, in connection with the services to be performed by him under this Consulting Agreement, could incur expenses for travel, lodging, and similar items. The Company shall advance the estimated amount of such expenses to Consultant and shall, within 15 days after Consultant’s presentation to the Company of reasonable documentation of the actual expenses, reimburse Consultant for all reasonable expenses incurred by Consultant in the performance of his duties under this Consulting Agreement that have not been so advanced. If the amount advanced to Consultant exceeds the actual reasonable expenses, Consultant shall reimburse Company for the difference within 15 days of Consultant determining that the amount advanced exceeded actual reasonable expenses.

5. Termination of this Consulting Agreement.

(a) Termination by the Company for “Just Cause”. For purposes hereof, the Company shall have “Just Cause” to terminate this Consulting Agreement in any of the following events:

(i) the commission by Consultant of any act of fraud, embezzlement or misappropriation materially prejudicial to the Company’s best interest;

(ii) a final conviction of Consultant, after all available appeals have been exhausted, for a felony, which in the reasonable judgment of the Board of Directors materially affects Consultant’s ability to perform his duties pursuant to this Agreement; or

(iii) any material breach by the Consultant of any of the terms of, or the failure to perform any material covenant or agreement contained in this Consulting Agreement, which is not cured within thirty (30) days of written notice by the Company; or

(iv) the failure of Consultant to materially comply with the Company policy concerning harassment and discrimination in the workplace.

(b) Resignation Without Good Reason. The Consultant may terminate this Consulting Agreement at anytime. However, for purposes of this Consulting Agreement, a termination by Consultant shall be for “Good Reason” only upon the occurrence of one or more of the events described in Subsection 5(d).

(c) Termination by the Company without “Just Cause”. For purposes hereof, if the Company terminates this Consulting Agreement for any reason other than those listed in Subsection 5(a), then such termination shall be without “Just Cause.”

(d) Resignation for Good Reason. The termination of this Consulting Agreement shall be deemed to have been other than for Just Cause and for “Good Reason” (as herein so used), if Consultant terminates this Consulting Agreement:

(i) within thirty (30) days of the occurrence of any material breach by the Company of any of the terms of, or the failure to perform any covenant or agreement contained in this Consulting Agreement; or

(ii) within six months of a Change in Control of the Company as defined in Section 8 of the Employment Agreement; or

(iii) within thirty (30) days of the occurrence of delivery by the Company to Consultant written notice of the Company’s approval for Consultant to tender his resignation with Good Reason.

(e) Termination on Death. In the event of Consultant’s death, this Consulting Agreement will be deemed to have terminated on the date of his death.

(f) Termination on Disability. If the Consultant becomes “disabled” (as defined in this Subsection 6(f)), then the Company or Consultant (or the Consultant’s legally designated representative) may terminate this Agreement by written notice to the other. For purposes of this Agreement, Consultant shall be “disabled” if he is unable to perform the essential functions of his position, as described herein, with or without reasonable accommodation, due to injury, illness, or other impairment (physical or mental), for one (1) consecutive period of ninety (90) days.

(g) Written Notice. Any termination of this Agreement shall be by written notice from the party initiating the termination to the other party.

6. Severance. Upon the termination of this Consulting Agreement, the Company agrees to make severance payments as follows:

(a) Termination by the Company for “Just Cause.” If the Company terminates this Consulting Agreement for “Just Cause” pursuant to Subsection 5(a), then the Consultant shall not be entitled to any severance pay. However, in such event the Company shall pay to Consultant his accrued but unpaid compensation hereunder and any amount due (and not previously paid) to Consultant under Section 4 for reasonable expenses incurred by Consultant in the performance of his duties hereunder.

(b) Resignation by Consultant Without Good Reason. If Consultant terminates this Consulting Agreement without “Good Reason” pursuant to Subsection 5(b), then the Consultant shall not be entitled to any severance pay. However, in such event the Company shall pay to Consultant his accrued but unpaid compensation hereunder and any amount due (and not previously paid) to Consultant under Section 4 for reasonable expenses incurred by Consultant in the performance of his duties hereunder.

(c) Termination by the Company without “Just Cause” or Resignation by Consultant for Good Reason. If the Company terminates this Consulting Agreement without “Just Cause” pursuant to Subsection 5(c) or if Consultant resigns for “Good Reason” pursuant to Subsection 5(d), then the Company shall pay to Consultant, in one lump sum payment, an amount equal to the remainder of all compensation that would have been paid to Consultant had the Consulting Agreement not been terminated prior to the end of its Term (the “Severance Payment”). Additionally, in such circumstances, the Company shall pay to Consultant his accrued but unpaid compensation hereunder and any amount due (and not previously paid) to Consultant under Section 4 for reasonable expenses incurred by Consultant in the performance of his duties hereunder. Additionally, in such circumstances, the Company shall pay the insurance premiums for the American General Life Insurance Policy for the period that the consulting Agreement would have terminated had it not been terminated early by the circumstances described in this Subsection 6(c).

(d) Termination on Death. If this Consulting Agreement terminates pursuant to the death of Consultant under Subsection 5(e), then the Company shall pay to Consultant’s wife if she has not predeceased him and if she is married to Consultant on the date of his death, in a lump sum payment: (i) Consultant’s accrued but unpaid compensation hereunder and any amount due (and not previously paid) to Consultant under Section 4 for reasonable expenses incurred by Consultant in the performance of his duties hereunder; and (ii) the lesser of (1) an amount equal to one year of Consultant’s compensation under this Consultant Agreement or (2) if there is less than one year remaining in the Term of the Consulting Agreement, an amount equal to the remainder of the compensation that would have been paid to Consultant had Consultant lived to the end of the Term the Consulting Agreement and had the Consulting Agreement not been terminated before the end of such Term (the “Widow Payment”). If the Company elects to purchase life insurance for Consultant to fund this obligation, Consultant agrees to designate his wife as the primary beneficiary of such insurance while he is married, and any payment of category (ii) of the Widow Payment by the Company will be less the sum of any life insurance benefit purchased by the Company payable to Executive’s beneficiaries upon his death (such subtraction shall not include the life insurance referenced in Section 3). If Consultant is not married at the time of his death or if Consultant’s wife has predeceased Consultant, the Company shall not be obligated to make the Widow Payment or any other payment to Consultant’s estate other than Consultant’s accrued but unpaid compensation hereunder and any amount due (and not previously paid) to Consultant under Section 4 for reasonable expenses incurred by Consultant in the performance of his duties hereunder.

(e) Termination on Disability. If the Company, the Consultant or the Consultant’s legally designated representative terminates this Consulting Agreement by reason of disability pursuant to Subsection 5(f), then the Company shall pay to Consultant the lesser of Consultant’s compensation the difference between the compensation described in Section 3, calculated on a monthly basis, and any disability compensation received by Executive (the “Disability Payments”). The Company’s obligation to make the Disability Payments described herein shall commence on the date this Consulting Agreement is terminated by reason of disability pursuant to Subsection 5(f) and shall end on the date this Consulting Agreement would have terminated had it not been terminated early by reason of disability (the “Disability Payment Period”).

(f) Death While on Disability. If this Consulting Agreement is terminated by reason of disability pursuant to Subsection 5(f) and Consultant dies during the Disability Payment Period, the Company shall make the Widow Payment described in Subsection 6(d) in lieu of making additional Disability Payments, provided that Consultant’s wife has not predeceased him and she is married to Consultant on the date of his death. If Consultant is not married at the time of his death or if Consultant’s wife has predeceased Consultant, then the Company shall not be obligated to make the Widow Payment or any additional Disability Payments other than Disability Payment payments that have accrued but remain unpaid at the time of Consultant’s death.

(g) Expiration of Agreement. No severance compensation shall be payable upon the expiration of this Agreement at the end of the Term.

7. Non Competition Period. The “NonCompetition Period” shall be for the Term of the Employment Agreement and the Term of the Consulting Agreement and such additional periods as set forth in this Subsection.

(a) If the Company terminates this Consulting Agreement for “Just Cause” pursuant to Subsection 5(a) or the Consultant terminates this Consulting Agreement without “Good Reason” pursuant to Subsection 5(b), then the NonCompetition Period shall continue for the longer of: (1) a period of six months following the date of the termination of the Consulting Agreement; or (2) the two year anniversary date of the conversion of the Employment Agreement to the Consulting Agreement.

(b) If the Company terminates this Consulting Agreement without “Just Cause” pursuant to Subsection 5(c) or the Consultant terminates the Consulting Agreement for “Good Reason” pursuant to Subsection 5(d), then the NonCompetition Period shall continue for a period of six months following the date of the termination of the Consulting Agreement.

(c) If this Consulting Agreement is terminated by reason of disability pursuant to Subsection 5(f), then the NonCompetition Period shall continue for a period of six months following the date of the termination of the Consulting Agreement.

(d) If this Consulting Agreement is not terminated before the end of the Term, then the NonCompetition Period shall continue for a period of six months following the end of the Term.

8. Gross-Up Provision. If any payment, option right, or benefit to Consultant pursuant to the terms of this Consulting Agreement or otherwise in connection with a Change in Control pursuant to Section 8 of the Employment Agreement, which has been incorporated by reference as if set forth fully herein (a “Parachute Payment” or “Parachute Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Consultant with respect to such excise tax (collectively, the “Excise Tax”), then Consultant will be entitled to receive an additional payment (a “Gross-Up Payment) in an amount such that after payment by the Consultant of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Consultant’s failure to file a timely tax return or failure to pay taxes shown to be due on Consultant’s return), including any Excise Tax imposed upon the Gross-Up Payment, the Consultant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Parachute Payments.

9. General.

(a) Notices. Any parties’ address for notice may be changed by written notice delivered to the other party in accordance with this Section. Any notice by certified mail shall be deemed delivered upon actual receipt. Any notice or communication required or permitted hereunder shall be in writing and personally delivered or mailed by certified mail, return receipt requested, or delivered by an overnight express courier, addressed to the Company or the Consultant, as the case may be, at the addresses set forth below:

If to the Company:	U.S. Home Systems, Inc. 750 State Highway121 Bypass, Suite 170 Lewisville, Texas 75067 Attn: Chairman of the Board of Directors

If to the Consultant:	Murray Gross, President 127 Natches Trace Coppell, TX 75019

(b) Incorporation of Sections 4, 5, 8 and 21 of the Employment Agreement. This Consulting Agreement incorporates by reference Sections 4, 5, 8 and 21 of the Employment Agreement as if set forth fully herein. Otherwise, this Consulting Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment, or rescission of or supplement to this Consulting Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto.

(c) Texas Law to Apply. This Consulting Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder to be performed in Dallas County, Texas.

(d) Other Instruments. The parties hereto covenant and agree that they will execute such other instruments and documents as are or may become necessary or convenient to effectuate and carry out this Consulting Agreement.

(e) Headings. The headings used in this Consulting Agreement are used for administrative purposes only and do not constitute substantive matters to be considered in construing the terms of this Consulting Agreement.

(f) Parties Bound. This Consulting Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Consulting Agreement.

(g) Severability. If any one or more of the provisions contained in this Consulting Agreement for any reason are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Consulting Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

(h) Construction. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

(i) Cost of Enforcement. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

(j) Waiver of Breach. Failure of any party to protest a breach by any other party or waiver by any party of a breach shall not operate as or be construed as a waiver of rights or remedies as to that breach and a waiver by any party of a breach shall not operate as or be construed as a waiver of rights or remedies as to any subsequent breach by any other party.

(k) Receipt of Copy. The Consultant, by his signature below, acknowledges receipt of a full and complete copy of this Consulting Agreement.

(l) Assistance of Counsel. Consultant acknowledges and agrees that he has had the benefit of counsel in connection with the negotiation and execution of this Consulting Agreement.

(m) Affiliate. As used herein, an “affiliate” of any party means any person, corporation, partnership or other entity controlling, controlled by or under common control with such party.

EXECUTED and delivered to each party hereto on this              day of                                 , 200        .

Murray H. Gross

U.S. Home Systems, Inc.

By:

Its:

U.S. Remodelers, Inc.

By:

Its: